                                                     ---------------------------
                                                            OMB APPROVAL
                                                     ---------------------------
                                                     OMB NUMBER: 3235-0104
                                                     EXPIRES: SEPTEMBER 30, 1998
                                                     ESTIMATED AVERAGE BURDEN
                                                     HOURS PER RESPONSE......0.5
                                                     ---------------------------
FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940



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1.   Name and Address of Reporting Person*

   Woodson                          John                     W.
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   (Last)                            (First)              (Middle)

    c/o GameStop Corp.
    2250 William D. Tate Avenue
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                                    (Street)

    Grapevine                         Texas                76051
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                2/12/02
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3.   IRS or Social Security Number of Reporting Person
     (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     GameStop Corp.
     New York Stock Exchange: GME
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

    President of Strip Center Stores
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
                                                                  SEC 1473(7-96)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Stock Options
(Right to buy)           (1)        12/04/10        Class A Common Stock    450,000       $3.53           D
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Explanation of Responses:

(1) One-third of these options are exercisable immediately and one-third of these options become exercisable on December 5 of each of the years 2002 and 2003.


   /s/ John W. Woodson                                    February 12, 2002
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      **Signature of Reporting Person                             Date
             John W. Woodson

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


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SEC 1473(7-96)